Exhibit 99.1

MEI Pharma Announces $100,000,000 Private Placement to Initiate Litecoin Treasury Strategy, Becoming First and Only Publicly Traded LTC Holder on a National Exchange

•	Charlie Lee, the Founder of Litecoin and a lead investor in the PIPE, will join the Board of Directors of the Company effective upon the closing of the Private Placement
•	GSR, a preeminent digital asset market maker and lead investor in the private placement, is appointed to act as the treasury's Asset Manager
•	MEI Pharma will use 100% of the net proceeds to launch its treasury strategy focused on Litecoin, becoming the first and only publicly traded LTC holder on a national exchange

SAN DIEGO--(BUSINESS WIRE) -- July 18, 2025 -- MEI Pharma, Inc. (Nasdaq: MEIP) (the “Company” or “MEI”) today announced that it has entered into securities purchase agreements for a private investment in public equity (PIPE) for the purchase and sale of 29,239,767 shares of common stock (or pre-funded warrants in lieu thereof) at a price of $3.42 per share, for expected aggregate gross proceeds of approximately $100 million, before deducting placement agent fees and other estimated offering expenses. In connection with the closing of the transaction, MEI will appoint Charlie Lee to its Board of Directors (at which time current member Taheer Datoo will resign) and GSR as its digital asset and treasury management advisor to oversee the implementation of its Litecoin Treasury Strategy.

Charlie Lee and GSR acted as lead investors, alongside participation from the Litecoin Foundation as well as prominent crypto venture capital firms and infrastructure providers including MOZAYYX, ParaFi, Hivemind, Primitive, RLH Capital, Delta Blockchain & CoinFund, among others.

This transaction marks a significant milestone in MEI’s long-term strategic plan and establishes MEI as the first and only publicly traded company to adopt Litecoin as a treasury reserve asset. Litecoin (LTC) is a leading peer-to-peer cryptocurrency that was created by Charlie Lee in October 2011. It is often referred to as the "silver to Bitcoin's gold" due to its similarities to Bitcoin. As one of the longest-running blockchains with 100% uptime since its inception, Litecoin has demonstrated a proven track record of growth and reliability with significant enterprise-grade use cases. By integrating Litecoin into its treasury operations, MEI gains access to a decentralized monetary asset that complements its cash management framework.

“Litecoin was designed to be fast, secure, and decentralized – and it's exciting to see those principles now being embraced by a public company like MEI,” said Charlie Lee, Creator of Litecoin. “This milestone not only reflects growing institutional confidence in LTC but also sets the stage for broader adoption in traditional capital markets.”

“We’re thrilled to partner with MEI in building a thoughtful LTC-focused treasury strategy,” said Josh Riezman, US Chief Strategy Officer of GSR. “Our goal is to help institutions unlock the long-term potential of digital assets while managing risk and maintaining flexibility. This treasury strategy is centered around a completely fair and fully decentralized digital asset with a nearly unparalleled track record as a store of value and means of payment.

“MEI is pleased to pioneer this innovative public company treasury strategy with GSR and Charlie Lee, the first to our knowledge in the biotech sector,” said Frederick W. Driscoll, Chairman of the Board of MEI.

The closing of the PIPE is expected to occur on or about July 22, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the funds to acquire the native cryptocurrency of the Litecoin blockchain commonly referred to as “LTC”, which will serve as the Company’s primary treasury reserve asset.

Titan Partners Group, a division of American Capital Partners, is acting as the sole placement agent in connection with the PIPE.

The offer and sale of the foregoing securities is being made in a private placement in reliance on an exemption from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and applicable state securities laws. Accordingly, the securities offered in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirement of the Securities Act and such applicable state securities laws. Concurrently with the execution of the securities purchase agreements, the Company and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock.  Any offering of the Company's Common Stock under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

The private placement is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the "Minimum Price" requirement (as defined in the Nasdaq rules).

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a pharmaceutical company with a portfolio of several drug candidates that may offer novel and differentiated therapies. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 inhibitor. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our future actions, prospective products, future performance or results, including the success of the PIPE transaction and Litecoin strategy, the anticipated closing date of the PIPE transaction, the amount of proceeds to be received by MEI Pharma and the intended use of proceeds from the PIPE transaction, and any assumptions underlying any of the foregoing. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, risk relating to our satisfaction of closing conditions for the PIPE, maintaining our current listing on Nasdaq, our ability to retain and attract senior management and other key employees, fluctuations in the market price of LTC and any associated impairment charges that we may incur as a result of a decrease in the market price of LTC below the value at which LTC is carried on our balance sheet, changes in the accounting treatment relating to our LTC holdings, our ability to achieve profitable operations, government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services including our LTC treasury strategy, the demand for our products and our customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, our proprietary rights, general economic conditions and other risk factors detailed in our annual report and other filings with the SEC. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contact Information:
Justin J. File
858-898-0976
investor@meipharma.com
Source: MEI Pharma, Inc.